As filed with the Securities and Exchange Commission on April 12, 2024
Registration No. 333-274440
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-1
ON FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-2116508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1351 Holiday Square Blvd.
Covington, Louisiana 70433
(985) 335-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Rebecca S. Clary
Chief Financial Officer
1351 Holiday Square Blvd.
Covington, Louisiana 70433
(985) 335-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

Arthur McMahon, III Taft Stettinius & Hollister LLP 425 Walnut Street Suite 800 Cincinnati, Ohio 45202 (513) 357-9607	Kathleen Eick Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 977-8400	L. Barbee Ponder IV General Counsel and Vice President Regulatory Affairs Globalstar, Inc. 1351 Holiday Square Blvd. Covington, Louisiana 70433 (985) 335-1500
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
						Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On September 8, 2023, Globalstar, Inc. (the “Company”), filed a registration statement on Form S-1 (No. 333-274440) (the “Registration Statement”) to register the offer and sale from time to time by the selling stockholders named therein of up to 37,457,207 shares of Globalstar common stock, par value $0.0001 per share (the “Common Stock”). The Registration Statement was declared effective by the Securities and Exchange Commission (the “SEC”) on September 18, 2023.
This Post-Effective Amendment No. 1 to Form S-1 filed on Form S-3 (the “Amendment”) is being filed by the Company to amend the Registration Statement to (i) convert the Registration Statement into a registration statement on Form S-3 pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) to update the Registration Statement in accordance with Section 10(a)(3) of the Securities Act and Rule 401(b) under the Securities Act. This Amendment contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Registration Statement.
No additional securities are being registered under this Amendment. All applicable registration fees were paid in connection with the filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject To Completion, April 12, 2024.
PROSPECTUS
37,457,207
Shares
Common Stock
All of the 37,457,207 shares of common stock, par value $0.0001, of Globalstar, Inc. are being sold by certain selling stockholders identified herein (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”). Our common stock is listed on the NYSE American (“NYSE”) under the symbol “GSAT.” The last reported sale price on NYSE of our common stock on April 11, 2024 was $1.32 per share.
The shares of common stock being offered by the Selling Stockholders represent consideration for our intellectual property license under the Intellectual Property License Agreement dated August 29, 2023 between us and XCOM Labs, Inc. (the “License Agreement”) and certain related transactions (collectively, the “XCOM Transaction”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders.
See the sections entitled “The XCOM Transaction” for a description of the transaction contemplated by the License Agreement and “Selling Stockholders” for additional information regarding the Selling Stockholders.
The Selling Stockholders will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination. We will not receive any proceeds from the sale of any securities offered by the Selling Stockholders.
The Selling Stockholders will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the Selling Stockholders pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of the shares included in this prospectus by the Selling Stockholders. See “Plan of Distribution.”
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider the risks that we have described in “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is               , 2024.

i

You should rely only on the information provided in or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.
ABOUT THIS PROSPECTUS
We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under “Incorporation of Certain Documents by Reference” before buying any of the securities offered.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them and described in this prospectus.
Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”
Unless the context requires otherwise, the words “Globalstar,” “we,” “company,” “us,” and “our” refer to Globalstar, Inc. and its subsidiaries, as applicable.
For Investors Outside the United States
We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
Industry, Market, and Other Data
This prospectus includes estimates, projections, and other information concerning our industry and market data, including data regarding the estimated size of the market, projected growth rates, trends and perceptions and preferences of consumers. We obtained this data from industry sources, third-party studies, including market analyses and reports, and internal company data. Industry sources generally state that the information contained therein has been obtained from sources believed to be reliable. Although we are responsible for all of the disclosure contained or incorporated by reference in this prospectus, and we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. We have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in or incorporated by reference into this prospectus, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to identify and realize opportunities and to generate the expected revenues and other benefits of the XCOM License Agreement, our ability to integrate the licensed technology into our current line of business, the ability of Dr. Jacobs and other new employees to drive innovation and growth, our ability to develop and expand our business (including our ability to monetize our spectrum rights), our anticipated capital spending, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes (including regulation related to the use of our spectrum), the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), our expectations for future increases in our revenue and profitability, our performance and financial results under the Service Agreements, the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of new products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis, business interruptions due to natural disasters, unexpected events or public health crises, including viral pandemics such as the COVID-19 coronavirus, and other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts, involve predictions.
New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon assumptions made by management. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.
See the “Risk Factors” section and elsewhere in this prospectus and the documents incorporated by reference in this prospectus for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties we face that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and the documents incorporated by reference in this prospectus and hereafter in our other SEC filings and public communications, including, without limitation, those in Item 1A Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 29, 2024. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.
We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included or incorporated by reference in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read the entire prospectus and the documents incorporated by reference herein. Unless the context requires otherwise, the words “Globalstar,” “we,” “company,” “us,” and “our” refer to Globalstar, Inc. and its subsidiaries, as applicable.
Company Overview
We provide Mobile Satellite Services (“MSS”), including voice and data communications services as well as wholesale capacity services, through our global satellite network. We offer these services over our network of in-orbit satellites and ground stations (“gateways”) pursuant to our spectrum licenses, which we refer to collectively as the Globalstar System. In addition to supporting Internet of Things (“IoT”) data transmissions in a variety of applications, we provide reliable connectivity in areas not served or underserved by terrestrial wireless and wireline networks and in circumstances where terrestrial networks are not operational due to natural or man-made disasters. By providing wireless communications services across the globe, we meet our customers’ increasing desire for connectivity.
Our competitive advantages are leveraged through a strategy that relies primarily on four pillars to drive increasing shareholder value: wholesale satellite capacity, terrestrial spectrum and network solutions, IoT and legacy services. The four pillars are outlined below.
Wholesale Satellite Capacity
Wholesale satellite capacity services include satellite network access and related services using our satellite spectrum and network of satellites and gateways.
We are the operator for certain satellite-enabled services (the “Services”) offered by our partner (“Partner”) pursuant to the services agreement (the “Service Agreement”) and certain related ancillary agreements (such agreements, together with the Service Agreement, the “Service Agreements”). The Service Agreements generally require us to allocate network capacity to support the Services, which launched in November 2022, and Partner to enable Band 53/n53 for use in cellular-enabled devices designated by Partner for use with the Services. In addition to the Services, we intend to continue to develop wholesale customer opportunities over our retained satellite capacity (discussed below) for IoT and other initiatives.
We retain 15% of network capacity to support our existing and future Duplex, SPOT and IoT subscribers. This capacity can support a substantial increase in our own subscriber base, particularly following recent and planned investments in our space and ground segments. The retained satellite capacity can be used by us directly or through additional wholesale arrangements.
Terrestrial Spectrum and Network Solutions
We have terrestrial licenses in 11 countries resulting in approximately 10.2 billion MHz-POPs (megahertz of our spectrum authority in each country multiplied by a total population of approximately 814 million over the covered area). Prospective spectrum partners, including cable companies, wireless carriers, system integrators, utilities and other infrastructure operators, all benefit from access to uniform and increasingly “borderless” spectrum working across geographies. Our expanding portfolio of terrestrial spectrum represents a substantial opportunity for us. Given our senior status as the incumbent operator in the “Big LEO” band, we believe that our valuable assets include our extensive portfolio of domestic and international licenses to access the globally harmonized spectrum that is essential to all of the services that we offer today and into the future. The Service Agreements significantly enhance the device ecosystem for Band 53/n53.
In August 2023, we entered into an Intellectual Property License Agreement (the “License Agreement”) with XCOM Labs, Inc. (“Licensor” or “XCOM”). Under the License Agreement, we purchased an exclusive right and license (the “License”) as well as certain Intellectual Property Assets (as defined in the License Agreement) relating to the development and commercialization of XCOM’s key novel technologies for wireless spectrum innovations, including XCOM Radio Access Network (“XCOM RAN”) systems, XCOM’s commercially available coordinated multi-point radio system. XCOM RAN systems deliver substantial capacity gains in dense, complex, challenging wireless environments in sub 7 GHz spectrum. We also gained exclusive access to XCOM’s peer-to-peer connectivity technologies that could have applications across cellular and satellite devices. As part of the License Agreement, certain XCOM employees, including engineering, test, product and R&D professionals, who helped develop the licensed technologies, will continue to further commercialize the technology on behalf of Globalstar. Bringing together Globalstar’s terrestrial spectrum and relationships with leading partners around the world with XCOM’s differentiated technology, which we believe is well suited for high-performance applications, creates a significant opportunity to deliver for private network customers with mission-critical needs.
IoT
Satellite IoT connectivity has become more critical to a growing number of sectors and use cases. We plan to continue to evolve and develop our IoT initiatives. In 2022, we introduced the Realm Enablement Suite, an innovative portfolio of satellite asset tracking hardware and software solutions featuring a powerful application enablement platform for processing smart data at the edge. With Realm, partners can accelerate new solutions to market with smart applications that generate an advanced level of telematics data. The Realm Enablement Suite includes Integrity 150, the first solar-powered, deployment-ready satellite asset tracking device with an application enablement platform; ST150M, a satellite modem module that simplifies product development; and the Realm application enablement platform, which will offer tools and an extensive library for quickly accessing and developing smart applications at the edge for vertical-specific solutions.
We also continue to expand deployments that support environmentally friendly initiatives, including remote monitoring of fluid levels and tanks, which replace the need for motor vehicles to access these assets, as well as asset monitoring solutions for solar lighting and other renewable energy sources.
We are currently developing two-way commercial IoT products which would significantly expand our opportunities in the IoT market, because this technology would have capabilities that include both tracking as well as command control.
Legacy Services
We remain committed to our legacy satellite business and serving our current subscriber base while offering future innovations in MSS. Our existing Duplex and SPOT customers are expected to benefit from expanded capacity through additional ground infrastructure and satellites which improve service levels.
Communications Products and Services
We currently provide the following communications services:
•two-way voice communication and data transmissions via our GSP-1600 and GSP-1700 phone (“Duplex”);
•one-way or two-way communication and data transmissions using mobile devices, including our SPOT family of products, such as SPOT X ®, SPOT Gen4TM and SPOT Trace®, that transmit messages and the location of the device (“SPOT”);
•one-way data transmissions using a mobile or fixed device that transmits its location and other information to a central monitoring station, including our commercial IoT products, such as our battery- and solar-powered SmartOne, STX-3, ST100, ST-150 and Integrity 150 (“Commercial IoT”);
•satellite network access and related services utilizing our satellite spectrum and network of satellites and gateways (“Wholesale Capacity Services”); and
•engineering and other communication services using the Globalstar System (“Engineering and Other”).

We compete aggressively on price and strive for differentiation in the solutions that we offer to our customers. We offer a range of products to the industrial, governmental and consumer markets and expect to retain our position as a cost-effective, high-quality leader in the MSS industry.
As technological advancements are made, we continue to explore opportunities to develop new products and provide new services over our network to meet the needs of our existing and prospective customers. We have pursued and continue to pursue initiatives that we expect will expand our satellite communications business and more effectively utilize our network assets. These initiatives are focused in part on further investment and development of IoT-enabled devices, including a two-way reference design module, as well as additional wholesale products and services. We expect to significantly expand our Commercial IoT offerings and terrestrial network solutions leveraging our XCOM RAN product and terrestrial spectrum authorizations.
Selected Risks Associated with Our Business
Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these principal risks and uncertainties include, but are not limited to:
•our ability to develop and expand our business (including our ability to monetize our spectrum rights);
•our anticipated capital spending;
•our ability to manage costs;
•our ability to exploit and respond to technological innovation;
•the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes (including regulation related to the use of our spectrum);
•the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors;
•our anticipated future revenues;
•our anticipated financial resources;
•our expectations about the future operational performance of our satellites (including their projected operational lives);
•our expectations for future increases in our revenue and profitability;
•our performance and financial results under the Service Agreements (defined herein);
•the expected strength of and growth prospects for our existing customers and the markets that we serve;
•commercial acceptance of new products;
•problems relating to the ground-based facilities operated by us;
•worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;
•business interruptions due to natural disasters, unexpected events or public health crises, including viral pandemics such as the COVID-19 coronavirus;
•our limited trading market, and the risk that the trading market for our common stock may not develop or be sustained;

•volatility or decrease of our stock price, including due to factors beyond our control, resulting in substantial losses for investors purchasing shares in this offering; and
•the risk that investors who buy shares at different times will likely pay different prices.
Corporate Information
We were incorporated in Delaware in 2006. Our principal executive and administrative offices are located at 1351 Holiday Square Blvd., Covington, Louisiana 70433, and our telephone number is (985) 335-1500. Our website address is globalstar.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

THE OFFERING

Common stock offered by the Selling Stockholders	37,457,207 shares of common stock, par value $0.0001 (referred to as common stock)

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

Plan of Distribution
The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 15 of this prospectus for additional information on the methods of sale that may be used by the Selling Stockholders.

Risk factors
Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Market for Common Stock	Our common stock is listed on the NYSE American under the symbol “GSAT.”

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in shares of our common stock, you should carefully consider the risks and uncertainties described below and under the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent quarterly and other reports we file with the SEC, which have been filed with the SEC and are incorporated by reference in this prospectus, together with all of the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. If any of the following risks or other risks actually occur, our business, financial condition, results of operations, and future prospects could be materially harmed. In that event, the market price of our common stock could decline, and you could lose part or all of your investment. The risks and uncertainties described below and incorporated herein are not the only risks and uncertainties that we face. Additional risks not presently known or that we currently deem immaterial may also impact our business operations and the risks identified or incorporated by reference in this prospectus and any applicable prospectus supplement may adversely affect our business in ways we do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” above.
Risks Related to Offering
The market price of our common stock is volatile, and there is a limited market for our shares.
The trading price of our common stock is subject to wide fluctuations. Factors affecting the trading price of our common stock may include, but are not limited to:
•actual or anticipated variations in our operating results;
•failure in the performance of our current or future satellites;
•changes in financial estimates by research analysts, or any failure by us to meet or exceed any such estimates, or changes in the recommendations of any research analysts that elect to follow our common stock or the common stock of our competitors;
•actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;
•actual or anticipated changes in the regulatory environment affecting our industry;
•actual or anticipated changes in the value of terrestrial spectrum;
•actual or anticipated sales of common stock by our controlling stockholder or others;
•changes in the market valuations of our industry peers; and
•announcement by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.
The trading price of our common stock may also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. As a result, investors including you may be unable to resell their shares of our common stock at or above the initial purchase price. Additionally, because we are a controlled company, there is a limited market for our common stock, and we cannot assure you that a trading market will further develop or persist. In periods of low trading volume, sales of significant amounts of shares of our common stock in the public market could lower the market price of our stock.
In addition, stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders of other public companies have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and harm our business, results of operations, financial condition, reputation, and cash flows. As a result, investors including you may be unable to resell your shares of common stock at or above the price at which you purchased your shares.
Investors who buy shares at different times will likely pay different prices.
Investors, including you, who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholders will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold. Investors, including you, may experience a decline in the value of the shares purchased from the Selling Stockholder in this offering as a result of sales made by the Selling Stockholders in this offering.

THE XCOM TRANSACTION
On August 29, 2023, we entered into an Intellectual Property License Agreement (the “License Agreement”) with XCOM Labs, Inc. (“Licensor” or “XCOM”). The transaction was unanimously approved by our Strategic Review Committee of the Board of Directors and unanimously approved our full Board of Directors.
Under the License Agreement, we acquired an exclusive (subject to qualifications set forth in the License Agreement), perpetual, irrevocable, royalty-free, right and license (the “License”) to use, modify, copy, make derivative work(s) of, sell, offer to sell, lease, sublicense, otherwise transfer, commercialize and to make such other use(s) of certain Intellectual Property Assets (as defined in the License Agreement), including Intellectual Property Assets relating to the development and commercialization of certain of XCOM’s key novel technologies for wireless spectrum innovations, including XCOMP, XCOM’s commercially available coordinated multi point radio system. XCOMP delivers substantial capacity gains in dense, complex, challenging wireless environments in sub 7 GHz spectrum.
As consideration for the License and the other agreements of Licensor in the License Agreement, we issued 60,582,615 shares of its common stock, par value $0.0001 per share (the “Stock Consideration”), representing a transaction value of approximately $68,737,035, subject to a holdback of a portion of the shares (the “Holdback Shares”) representing consideration under the License Agreement and adjustment thereto based on the amount, if any, by which the actual value of certain liabilities assumed by us related to the Intellectual Property Assets (as determined by us within 60 days following such closing, subject to applicable dispute resolution procedures) exceeds the agreed upon target amount of such liabilities, in a private placement exempt from registration under the Securities Act. Certain of these shares were delivered directly to lenders of Licensor, including affiliates of Thermo, which are controlled by our Executive Chairman, Jay Monroe, and affiliates of Dr. Paul Jacobs, in each case, in consideration for the release of underlying debts owed by Licensor in lieu of payment in cash. The number of shares of the Stock Consideration was calculated using the volume-weighted average market price of the Common Stock on the NYSE American for the 20 trading days immediately preceding the Effective Date (the “Stock Consideration Price”).
The License Agreement contains customary representations, warranties and covenants by the Company and Licensor and indemnification by the Company and Licensor, subject to typical limitations. As part of the License Agreement, certain XCOM employees, including engineering, test, product, and research and development professionals who helped develop the licensed technologies, will continue to further commercialize the technology on behalf of the Company.
To facilitate the funding of the ongoing operations of XCOM and its affiliates, approximately 36.3 million of the shares of the Stock Consideration were resold at the Stock Consideration Price by XCOM to certain long-term investors of Globalstar and XCOM (who consist of the Selling Stockholders), as well as Thermo, in private resale transactions exempt from registration under the Securities Act. Together with shares it received for release of debt owed to it by Licensor, Thermo has acquired approximately 4.2 million total shares, while a trust of Dr. Jacobs has acquired approximately 16.7 million shares as a result of the transactions. In connection with the License Agreement and the related transactions, we agreed to file a registration statement for the resale of (i) the shares of common stock acquired by the Selling Stockholders, excluding Thermo, and by one unaffiliated lender of Licensor and (ii) the Stock Consideration held by XCOM.
In connection with the License Agreement, we also entered into a Support Services Agreement (the “Services Agreement”) with Licensor. Pursuant to the Services Agreement, Licensor is required to provide services to us assisting with certain operations of the business relating to the Intellectual Property Asset (the “Services”) and to make available certain employees and the facilities associated with the foregoing to assist with the Services. Fees payable by us, which we expect to pay in shares of its common stock, will be determined based on the amount and nature of Services we receive.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
As disclosed in this prospectus, in connection with the XCOM Transaction, a portion of the Stock Consideration was delivered directly to lenders of Licensor, including affiliates of Thermo, which are controlled by our Executive Chairman, Jay Monroe, and affiliates of Dr. Paul Jacobs. In particular, we issued shares to Thermo XCOM LLC (as affiliate of Thermo and Globalstar) (1) worth approximately $512,000 as payment of debt owed by XCOM and (2) for cash in the amount of approximately $4.25 million.

USE OF PROCEEDS
All of the common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any proceeds from the sale of our securities by the Selling Stockholders pursuant to this prospectus.

DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which shares of our common stock may be sold by the Selling Stockholders under this prospectus.

MARKET INFORMATION
Market Information
Our common stock, par value $0.0001 per share, currently trades on the NYSE American under the symbol “GSAT”.
Holders
As of April 11, 2024, the shares of common stock issued and outstanding were held of record by approximately 267 holders.

PLAN OF DISTRIBUTION
The Selling Stockholders of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded, or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDERS
The Selling Stockholders acquired the shares offered for resale hereunder from us in connection with the XCOM Transaction in a private offering pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act, or in private resale transactions that were exempt from the registration requirements under the Securities Act. For additional information regarding the issuance of common stock covered by this prospectus, see the section titled “The XCOM Transaction” above.
The following table sets forth, based on written representations from the Selling Stockholders, certain information as of April 1, 2024, regarding the beneficial ownership of the Selling Stockholders of our common stock being offered by the Selling Stockholders. The applicable percentage ownership of the securities being offered hereby is based on approximately 1,883,923,816 shares of common stock outstanding as of April 1, 2024. The Selling Stockholders may offer and sell some, all or none of their shares of common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes to the table below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the applicable Selling Stockholder has voting and investment power.

			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares(2)	Percentage of Class(1)
SVF II Block (DE) LLC	4,815,045	4,815,045	—	*
Kenneth Darryl Tuchman	5,288,208	5,288,208	—	*
JAWS Capital LP	26,414,530	8,414,530	18,000,000	*
Gogo Inc.	4,406,839	4,406,839	—	*
Legion Partners, L.P. I	6,277,121	4,531,865	1,745,256	*
Legion Partners, L.P. II	557,879	468,135	89,744	*
Anson Investments Master Fund LP	4,000,000	4,000,000	—	*
Anson East Master Fund LP	1,000,000	1,000,000	—	*
Live Microsystems Inc.	2,767,830	2,467,830	300,000	*
Symbolic Logic Inc.	628,821	528,821	100,000	*
CCUR Holdings Inc.	628,821	528,821	100,000	*
Klein Family LLC	542,923	542,923	—	*
James Michael Johnston	2,220,342	220,342	2,000,000	*
Brian K. Klein	274,577	243,848	30,729	*
TOTAL		37,457,207	22,365,729
__________________
*Represents ownership of less than 1%.
(1)This number represents the shares of common stock we issued to each respective Selling Stockholder in connection with the XCOM Transaction.
(2)Assumes the sale of all shares being offered pursuant to this prospectus.

DESCRIPTION OF REGISTRANT’S SECURITIES
As of April 12, 2024, Globalstar had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, each of which are incorporated by reference as an exhibit to the Registration Statement on Form S-1 of which this prospectus is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law, Title 8 of the Delaware Code, for additional information.
Common Stock
General.     We are authorized to issue 2.15 billion shares of common stock, par value $0.0001 per share. All outstanding shares of common stock are, and all shares of common stock to be issued under existing obligations, including under our employee stock plans and convertible notes, will be, fully-paid and nonassessable.
Dividends.     Subject to preferences that may be granted to holders of any preferred stock and restrictions under our credit facilities, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.
Voting Rights.     Each share of common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes present in person or by proxy and entitled to vote. While Thermo beneficially own 45% or more of the shares of our common stock, two directors will be elected by a vote of the holders of shares of common stock not affiliated with Thermo (“Minority Directors”). Additionally, even if Thermo owns 70% or more of the voting power of our stock, Thermo may not vote more than 69.9% of the voting power of the shares eligible to vote in the election of any directors.
Preemptive Rights.     Holders of common stock do not have preemptive rights with respect to the issuance and sale by the company of additional shares of common stock or other equity securities of the company.
Liquidation Rights.     Upon dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.
Preferred Stock
Our board of directors has the authority, without further action of our stockholders, to issue up to 100 million shares of preferred stock, par value $0.0001 per share, in one or more series, to determine the number of shares constituting and the designation of each series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences.
There are no restrictions on the repurchase or redemption of preferred stock by the Company in the event of any arrearage in the payment of dividends or sinking fund installments.
The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and of Delaware General Corporation Law
The provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of the Company.
Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws provide that:
•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, action can be taken by written consent signed by the number of stockholders necessary to authorize or take such action at a meeting;
•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of holders of 66 2/3% of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our bylaws;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of the majority of the holders of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our bylaws;
•our board of directors is expressly authorized to make, alter or repeal our bylaws;
•stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;
•our board of directors are divided into three classes of service with staggered three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;
•our board of directors is authorized to issue preferred stock without stockholder approval;
•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, directors may only be removed for cause by the holders of 66 2/3% of the shares then entitled to vote in the election of directors;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, directors may be removed with or without cause; provided that, Thermo may not vote on, or consent to, or have any voting power in respect to, the removal without cause of the Minority Directors; and
•we will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their service to us, which may include services in connection with takeover defense measures.
The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.
Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for three years after the person becomes an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person. Thermo is not an “interested stockholder” because it acquired more than 15% of our outstanding stock prior to the completion of our initial public offering.
For purposes of Section 203, the term “business combinations” includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder’s proportionate share ownership of our company.
Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.
Forum Selection Provision
Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Company to the Company or to the Company’s shareowners, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s Certificate of Incorporation or Bylaws (as either may be amended from time to time); (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

Section 27(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) confers exclusive jurisdiction over all suits and actions to enforce a liability or duty created under the Exchange Act or the rules and regulations thereunder. Accordingly, the provisions above do not apply to any such suits or actions. In addition, a recent decision of the Delaware Court of Chancery has held that exclusive forum provisions of the kind included in the Company’s Bylaws do not apply to claims arising under the Securities Act of 1933. Unless action by the Delaware legislature or the Delaware courts provides otherwise, the provisions above will also not apply to such claims.
This forum selection provision may limit the ability of holders of our shares to bring a claim arising in other instances in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against the Company and/or our directors and officers. Alternatively, if a court outside of the State of Delaware were to find this forum selection provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or claims described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could harm our business, prospects, financial condition and results of operations.
Strategic Review Committee
As part of the settlement of the previously disclosed shareholder action against us, captioned Mudrick Capital Management, LP, et al. v. Monroe, et al., C.A. No. 2018-0699-TMR, our certificate of incorporation and bylaws were amended to require us to form a Strategic Review Committee that is required to remain in existence for as long as Thermo beneficially owns 45% or more of our outstanding common stock. To the extent permitted by applicable law, the Strategic Review Committee has exclusive responsibility for the oversight, review and approval of, among other things and subject to certain exceptions, any acquisition by Thermo of additional newly-issued securities of the Company and any transaction between the Company and Thermo with a value in excess of $250,000. The approval of any of the foregoing transactions will require the vote of at least three members of the Strategic Review Committee.
Limitation of Liability of Directors
Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:
•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and
•for any transaction from which the director derived an improper personal benefit.
Listing
Our common stock is listed on the NYSE American under the trading symbol “GSAT.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated or proposed thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below, and we cannot give any assurance regarding whether the IRS will take a position contrary to those discussed below or whether the IRS will be able to sustain any such contrary position.
This summary is limited to holders who acquire our common stock pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address the tax consequences arising under the laws of any non-U.S., state, or local jurisdiction or under U.S. federal gift and estate tax laws or the effect, if any, of the alternative minimum tax, or the requirements under Section 451 of the Code with respect to conforming the timing of income accruals to financial statements. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that is or may be subject to special tax rules, including, without limitation:
•banks, insurance companies, or other financial institutions;
•partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes and investors therein;
•tax-exempt organizations or governmental organizations;
•regulated investment companies or real estate investment trusts;
•controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;
•brokers or dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•U.S. expatriates and former citizens or former long-term residents of the United States;
•persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;
•persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interest of which are held by qualified foreign pension funds; and
•persons deemed to sell our common stock under the constructive sale provisions of the Code.
In addition, if a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner (including a person treated as a partner for U.S. federal income tax purposes) generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of acquiring, owning and disposing of our common stock.
THE RULES GOVERNING U.S. FEDERAL INCOME TAXATION ARE COMPLEX AND THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, U.S. ALTERNATIVE MINIMUM TAX RULES, OR UNDER THE LAWS OF ANY NON-U.S., STATE, OR LOCAL TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in, or under the laws of, the United States, any state thereof, or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined in the Code) who have the authority to control all substantial decisions of the trust or (y) which has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess distribution will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the holder satisfies the requisite holding period requirements with respect to our common stock. If such corporate holder does not satisfy the holding period requirements, the corporation generally would have taxable income equal to the entire dividend amount.
With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” subject to tax at the maximum tax rate imposed on long-term capital gain if the holder satisfies certain holding period requirements with respect to our common stock. If the holder does not satisfies the holding period requirements, the non-corporate holder generally will be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (generally the amount of cash and the fair market value of any property received in connection with the disposition) and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock disposed exceeds one year. If the holder does not satisfy the holding period requirements, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be subject to taxation at ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders generally is eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.
A U.S. holder’s adjusted tax basis in common stock generally will equal the U.S. holder’s acquisition cost for the common stock less any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that is part of the unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.
Tax on Net Investment Income
Certain U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of securities. Such U.S. holders that are beneficial owners of our common stock are encouraged to consult your tax advisors regarding the applicability of this tax on net investment income to your income and gain in respect of the ownership and disposition of our common stock.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that the holder is subject to backup withholding (and such notification has not been withdrawn). A U.S. holder that is a corporation, however, generally is excluded from these information reporting and backup withholding rules.
Amounts withheld and paid to the IRS under the backup withholding rules are not treated as additional taxes. Rather, any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished timely to the IRS.
Non-U.S. Holders
This section applies to you if you are a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder, as defined above, nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes (generally a non-resident alien individual, foreign corporation, or non-U.S. estate or trust).
Distributions
Any distributions we make on our common stock to a non-U.S. holder, other than certain pro rata distributions of common stock, generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions that exceed both our current and our accumulated earnings and profits will first constitute a return of capital and will reduce a non-U.S. holder’s adjusted tax basis in our common stock, but not below zero, and then any excess will be treated as capital gain from the sale of our common stock, subject to the tax treatment described below in “—Gain on Sale or Other Taxable Disposition of Common Stock.”
Any distribution constituting a dividend paid to you generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty, except to the extent that the dividend is “effectively connected” with your conduct of a trade or business

(and, if an applicable income tax treaty applies, attributable to a permanent establishment or fixed base maintained by you) within the United States, as described below. In order to claim treaty benefits with respect to reduced withholding rates to which you are entitled, you must provide us with a properly completed IRS Form W-8BEN or W-8BEN-E (or other appropriate or successor form) certifying qualification for the reduced treaty rate. If you do not timely furnish the required documentation, but are otherwise eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
We may withhold up to 30% of the gross amount of the entire distribution even if greater than the amount constituting a dividend, as described above, to the extent provided for in Treasury regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of any such excess amounts if a claim for refund is timely filed with the IRS.
If a non-U.S. holder is engaged in a U.S. trade or business and dividends on our common stock are effectively connected with the conduct of that U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then such non-U.S. holder would be subject to U.S. federal income tax on that dividend or gain on a net income basis at the regular rates, unless an applicable income tax treaty provides otherwise. In that case, such non-U.S. holder generally would be exempt from the withholding tax discussed above on dividends, although the non-U.S. holder generally would be required to provide a properly executed IRS Form W-8ECI in order to claim such exemption. In addition, if the non-U.S. holder is a corporation, it generally would be subject to a “branch profits tax” at a rate of 30% (or an applicable lower treaty rate) on its effectively connected earnings and profits attributable to such dividend or gain (subject to certain adjustments). Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain on Sale or Other Taxable Disposition of Common Stock
You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty requires, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);
•you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or other disposition occurs and certain other conditions are met (including that the gain is not described in the first bullet above); or
•shares of our common stock constitutes “United States real property interests” by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes, at any time during the shorter of (i) the five-year period ending on the date of the sale or other taxable disposition or (ii) your holding period for our common stock.
If you have gain described in the first bullet above, you generally will be subject to U.S. federal income tax on the gain derived from the sale or other taxable disposition (net of certain deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to a U.S. holder, and if you are a corporation, you also may be subject to branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain.
If you are an individual described in the second bullet above, you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition, which may be offset by U.S. source capital losses for that taxable year (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses.

If we are a USRPHC and the third bullet above applies, the gain will be subject to taxation at generally applicable U.S. federal income tax rates (subject to the exception discussed below for stock regularly traded on an established securities market). We will be a USRPHC if our United States real property interests comprise at least 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held in our trade or business. We believe that we are not currently and (based upon our projections as to our business) will not become a USRPHC. The determination of whether we are a USRPHC, however, depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets. Accordingly, we cannot give any assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, you will not be subject to U.S. federal income tax on gain arising from the sale or other taxable disposition of our common stock if our common stock is “regularly traded” (within the meaning of applicable Treasury regulations) on an established securities market, and you have owned, actually or constructively, five percent or less of our common stock at all times during the applicable period described in the third bullet above.
You should consult your tax advisor regarding any potential applicable income tax or other treaties that may provide for different rules.
Backup Withholding and Information Reporting
Payments of dividends on our common stock will not be subject to backup withholding, provided you either certify your status as a non-U.S. holder, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or other applicable form), or otherwise establish an exemption. We are required to file information returns with the IRS, however, in connection with any dividends on our common stock that we pay to you, regardless of whether any tax actually has been withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if you deliver the certification described above to the applicable withholding agent or you otherwise establish an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to tax authorities in your country of residence, establishment, or organization.
Amounts withheld and paid to the IRS under the backup withholding rules are not treated as additional taxes. Rather, any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished timely to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Provisions of the Code (and applicable Treasury regulations) that are commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax of 30% on dividends (including constructive dividends) paid (or treated as paid) to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) if the payee is a foreign financial institution, it undertakes certain diligence and reporting obligations, (2) if the payee is a non-financial foreign entity, it either certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) another exemption from FATCA applies. If the payee is a foreign financial institution and clause (1) above is intended to apply, the foreign financial institution must enter into an agreement with the U.S. government requiring, among other things, that it undertakes to withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders, and to annually identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes but might be required to file a U.S. federal income tax return to claim the refund or credit. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on an investment in our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. THIS DISCUSSION IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT THE PROSPECTIVE INVESTOR’S OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS
The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Taft Stettinius & Hollister LLP, Cincinnati, Ohio.
EXPERTS
The consolidated financial statements of Globalstar, Inc. appearing in Globalstar, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Globalstar, Inc.’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act with respect to our shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted or incorporated by reference in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained or incorporated by reference in this prospectus as to the contents of any contract, agreement, or any other document are summaries of the material terms of such contract, agreement or other document. With respect to each of these contracts, agreements, or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC’s website is http://www.sec.gov.
We make available on or through our internet website, globalstar.com, our annual, quarterly and current reports, proxy statements and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained in, or accessible through, our website is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us. The following documents we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on February 29, 2024; and
•The Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1944, filed as 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:
Globalstar, Inc.
Attention: Corporate Secretary
1351 Holiday Square Blvd.
Covington, Louisiana 70433
(985) 335-1500

37,457,207 Shares
Common Stock
PROSPECTUS
April 12, 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses payable by Globalstar and expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$6,109.12
Transfer agent’s fees and expenses	$5,000.00
Printing expenses	$25,000.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous expenses	$10,000.00
Total(1)	$116,109.12
__________________
(1)Previously paid.
Item 15. Indemnification of Directors and Officers
We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. To the extent that a present or former officer or director is successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to above, or in the defense of any claim, issue, or matter therein, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that such officer or director has actually and reasonably incurred. Our Certificate of Incorporation, as amended, provides that our directors will not be personally liable to the company or our stockholders except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived improper personal benefit. In addition, our Bylaws, as amended, provides for the indemnification of our directors and officers to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation, as amended, that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•breach of a director’s duty of loyalty to the corporation or its stockholders;
•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or redemption of shares; or
•transaction from which the director derives an improper personal benefit.
Our Bylaws, as amended, provide that expenses incurred by any director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us, provided such director must repay amounts in excess of the indemnification such director is ultimately entitled to.
We expect to enter into indemnification agreements with our directors, executive officers and certain other officers and agents pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the DGCL.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such director receives notice of the unlawful actions.
Item 16. Exhibits and Financial Statement Schedules
The exhibits and financial statement schedules filed as part of this registration statement are as follows:
(a)Exhibits

Exhibit No.	Description
3.1*	Third Amended and Restated Certificate of Incorporation of Globalstar, Inc. (Appendix A to DEF 14A filed April 12, 2021)
3.2*	Fifth Amended and Restated Bylaws of Globalstar, Inc. (Exhibit 3.1 to Form 8-K filed on August 31, 2023)
3.3*	Certificate of Designation filed November 15, 2022 (Exhibit 3.1 to Form 8-K filed on November 16, 2022)
4.3*	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (Exhibit 4.1 to Form 10-K filed February 29, 2024)
5.1	Opinion of Taft Stettinius & Hollister LLP (filed herewith).
21.1*	Subsidiaries of Globalstar, Inc. (Exhibit 21.1 to Form 10-K filed February 29, 2024)
23.1	Consent of Ernst & Young LLP (filed herewith)
23.2	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).
107	Filing Fee Table
__________________
*Incorporated by reference.
†Portions of the exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions have been filed with the Commission.
††Portions of the exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

(b)Financial Statement Schedules
All financial statement schedules are omitted because the information required to be set forth therein not applicable or is included in the consolidated financial statements or related notes incorporated herein by reference.
Item 17. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Covington, State of Louisiana, on April 12, 2024.

GLOBALSTAR, INC.
/s/ Dr. Paul E. Jacobs
Dr. Paul E. Jacobs
Chief Executive Officer
POWER OF ATTORNEY
KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Paul E. Jacobs and Rebecca S. Clary, jointly and severally, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 12, 2024.

Signature	Title

/s/ Dr. Paul E. Jacobs	Chief Executive Officer (Principal Executive Officer)
Dr. Paul E. Jacobs

/s/ Rebecca S. Clary	Chief Financial Officer (Principal Financial and Accounting Officer)
Rebecca S. Clary

*	Director
James Monroe III

*	Director
William A. Hasler

*	Director
James F. Lynch

*	Director
Michael J. Lovett

*	Director
Keith O. Cowan

*	Director
Benjamin G. Wolff

*	Director
Timothy E. Taylor

*By:	/s/ Dr. Paul E. Jacobs
Dr. Paul E. Jacobs
Attorney-in-fact